Exhibit (a)(5)(D)

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF OHIO

WESTERN DIVISION

STEPHEN BUSHANSKY, On Behalf of

Himself and All Others Similarly Situated,

Plaintiff,

v.

ADVANCEPIERRE FOODS HOLDINGS,

INC., JOHN N. SIMONS, JR.,

CHRISTOPHER D. SLIVA, DEAN HOLLIS,

CELESTE A. CLARK, PETER C.

DILLINGHAM, STEPHEN A. KAPLAN,

GARY L. PERLIN, and MATTHEW C.

WILSON,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS Judge JURY DEMAND ENDORSED HEREON

Plaintiff Stephen Bushansky (“Plaintiff”), by and through his undersigned counsel, for his complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This is a class action brought on behalf of the public stockholders of AdvancePierre Foods Holdings, Inc. (“AdvancePierre” or the “Company”) against AdvancePierre and its Board of Directors (the “Board” or the “Individual Defendants”) for their violations of Sections 14(d)(4), 14(e) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(d)(4), 78n(e), 78t(a), and U.S. Securities and Exchange Commission (“SEC”) Rule 14d-9, 17 C.F.R. §240.14d-9(d) (“Rule 14d-9”) and to enjoin the expiration of a tender offer (the “Tender

Offer”) on a proposed transaction, pursuant to which AdvancePierre will be acquired by Tyson Foods, Inc. (“Tyson”) through its wholly-owned subsidiary DVB Merger Sub, Inc. (“Merger Sub”) (the “Proposed Transaction”).

2. On April 25, 2017, AdvancePierre and Tyson issued a joint press release announcing that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”) to sell AdvancePierre to Tyson. Under the terms of the Merger Agreement, Tyson will acquire all outstanding shares of AdvancePierre for $40.25 in cash per share of AdvancePierre’s common stock (the “Merger Consideration”). Pursuant to the Merger Agreement, Tyson, through Merger Sub, commenced the Tender Offer on May 9, 2017. The Tender Offer is scheduled to expire at 12:00 midnight, New York City time at the end of the day on June 6, 2017. The Proposed Transaction is valued at approximately $4.2 billion.

3. The Company’s largest stockholders, OCM Principal Opportunities Fund IV Delaware, L.P. (“Oaktree”) and OCM APFH Holdings, LLC (together, the “Oaktree Holders”), which together hold approximately 42% of the Company’s common stock, have entered into a tender and support agreement with Tyson, agreeing to tender their shares in favor of the Proposed Transaction. As further discussed below, the Oaktree Holders’ three Board designees were actively involved in the background process and engineered the Proposed Transaction in order to ensure a financial windfall for Oaktree.

4. AdvancePierre completed its initial public offering (“IPO”) less than a year ago on July 20, 2016 at a price of $21.00 per share. In connection with its IPO, the Company entered into an income tax receivable agreement (“TRA”) with its pre-IPO stockholders, including the Oaktree Holders, pursuant to which AdvancePierre’s pre-IPO stockholders would be entitled to 85% of the relevant tax benefits that the post-IPO Company received. Critically, the payments under the TRA would be accelerated in the form of immediate lump-sum cash payments in the event of a change of control situation (the “TRA Settlement Amount”). According to the Recommendation Statement (defined below), in connection with the Proposed Transaction, Tyson assumed the TRA Settlement Amount values at approximately $200 million. Thus, the Oaktree Holders and the three directors affiliated with the Oaktree Holders will receive a unique benefit in connection with the Proposed Transaction in addition to the Merger Consideration - substantial lump sum payments from the acceleration of the TRA.

5. On May 9, 2017, AdvancePierre filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Recommendation Statement”) with the SEC. The Recommendation Statement, which recommends that AdvancePierre stockholders tender their shares in favor of the Proposed Transaction, omits or misrepresents material information concerning, among other things: (i) AdvancePierre’s financial projections, relied upon by AdvancePierre’s financial advisors, Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Moelis & Company LLC (“Moelis”) in connection with rendering their fairness opinions; (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinions provided by Credit Suisse and Moelis; and (iii) the background process leading to the Proposed Transaction. The failure to adequately disclose such material information constitutes a violation of Sections 14(d), 14(e) and 20(a) of the Exchange Act as stockholders need such information in order to make a fully informed decision whether to tender their shares in support of the Proposed Transaction.

6. In short, the Proposed Transaction will unlawfully divest AdvancePierre’s public stockholders of the Company’s valuable assets without fully disclosing all material information concerning the Proposed Transaction to Company stockholders. To remedy defendants’ Exchange Act violations, Plaintiff seeks to enjoin the expiration of the Tender Offer unless and until such problems are remedied.

JURISDICTION AND VENUE

7. This Court has jurisdiction over the claims asserted herein for violations of Sections 14(d)(4), 14(e) and 20(a) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1331 (federal question jurisdiction).

8. This Court has jurisdiction over the defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

9. Venue is proper in this District pursuant to 28 U.S.C. § 1391 because Plaintiff’s claims arose in this District, where a substantial portion of the actionable conduct took place, where most of the documents are electronically stored, and where the evidence exists. AdvancePierre is incorporated in Delaware and is headquartered in this District. Moreover, each of the Individual Defendants, as Company officers or directors, either resides in this District or has extensive contacts within this District.

PARTIES

10. Plaintiff is, and has been at all times relevant hereto, a continuous stockholder of AdvancePierre.

11. Defendant AdvancePierre is a Delaware corporation with its principal executive offices located at 9987 Carver Road, Suite 500, Blue Ash, Ohio 45242. AdvancePierre’s common stock is traded on the NASDAQ under the ticker symbol “APFH.”

12. Defendant John N. Simons, Jr. (“Simons”) has been Chief Executive Officer (“CEO”) and a director of the Company since October 2013. Defendant Simons previously served as President of the Company from October 2013 to November 2016.

13. Defendant Christopher D. Sliva (“Sliva”) has been President and a director of the Company since November 2016.

14. Defendant Dean Hollis (“Hollis”) has been a director of the Company since 2008. Defendant Hollis is also a senior advisor for Oaktree.

15. Defendant Celeste A. Clark (“Clark”) has been a director of the Company since February 2016.

16. Defendant Peter C. Dillingham (“Dillingham”) has been a director of the Company since 2014.

17. Defendant Stephen A. Kaplan (“Kaplan”) has been a director of the Company since 2008. Defendant Kaplan is also an Advisory Partner of Oaktree, and the former head of Oaktree’s Global Principal Group.

18. Defendant Gary L. Perlin (“Perlin”) has been a director of the Company since March 2016.

19. Defendant Matthew C. Wilson (“Wilson”) has been a director of the Company since 2008. Defendant Wilson is a Managing Director and a Co-Portfolio Manager of Oaktree.

20. Defendants Simons, Sliva, Hollis, Clark, Dillingham, Kaplan, Perlin and Wilson are collectively referred to herein as the “Board” or the “Individual Defendants.”

OTHER RELEVANT ENTITIES

21. Tyson is a Delaware corporation with its principal executive offices located at 2200 West Don Tyson Parkway, Springdale, Arkansas 72762. Tyson is one of the world’s largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Ball Park®, Wright®, Aidells® and State Fair®.

22. Merger Sub is a Delaware corporation and wholly-owned subsidiary of Tyson.

23. The Oaktree Holders are funds affiliated with Oaktree Capital Management, L.P., a global investment manager specializing in alternative investments with $100.5 billion in assets under management as of December 31, 2016. The Oaktree Holders are AdvancePierre’s largest stockholders, together holding approximately 42% of the Company’s common stock. Tyson and the Oaktree Holders entered into a tender and support agreement pursuant to which the Oaktree Holders agreed to tender their shares in the Tender Offer.

CLASS ACTION ALLEGATIONS

24. Plaintiff brings this action as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of all persons and entities that own AdvancePierre common stock (the “Class”). Excluded from the Class are defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which defendants have or had a controlling interest.

25. Plaintiff’s claims are properly maintainable as a class action under Rule 23 of the Federal Rules of Civil Procedure.

26. The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to Plaintiff at this time and can only be ascertained through discovery, Plaintiff believes that there are thousands of members in the Class. As of May 5, 2017, there were approximately 78,664,929 shares of Company common stock issued and outstanding. All members of the Class may be identified from records maintained by AdvancePierre or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to those customarily used in securities class actions.

27. Questions of law and fact are common to the Class and predominate over questions affecting any individual Class member, including, inter alia:

(a)	Whether defendants have violated Section 14(d)(4) of the Exchange Act and Rule 14d-9 promulgated thereunder;

(b)	Whether the Individual Defendants have violated Section 14(e) of the Exchange Act;

(c)	Whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

(d)	Whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction consummated.

28. Plaintiff will fairly and adequately protect the interests of the Class, and has no interests contrary to or in conflict with those of the Class that Plaintiff seeks to represent. Plaintiff has retained competent counsel experienced in litigation of this nature.

29. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy. Plaintiff knows of no difficulty to be encountered in the management of this action that would preclude its maintenance as a class action.

30. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

Company Background and Strong Financial Outlook

31. AdvancePierre is a leading national producer and distributor of value-added ready-to-eat sandwiches, sandwich components and other entrées and snacks. The Company markets and distributes approximately 2,900 stock keeping units across all day parts in multiple product categories. In fiscal year 2016, 66.7% of the Company’s net sales were attributable to the ready-to-eat sandwiches and sandwich component categories. AdvancePierre’s products are shipped frozen to its customers and sold under its commercial, retail, private label and licensed brands. The Company’s value-added processes include recipe formulation, pre-preparation, food preparation, assembly and packaging. AdvancePierre sells to over 3,000 customers in the foodservice, retail and convenience channels, which correspond to the Company’s three core segments.

32. Prior to completing its IPO on July 20, 2016, AdvancePierre expanded its business and operations with a number of acquisitions. In May 2011, the Company acquired Barber Foods, a leading producer and marketer of stuffed chicken entrées primarily for the retail channel. In January 2015, AdvancePierre acquired the wholesale business and production operations of Landshire, Inc., an Illinois-based producer of premium frozen, ready-to-eat sandwiches. In April 2015, the Company acquired the business and production assets of Better Bakery, a producer of premium handcrafted stuffed sandwiches. Additionally, in October 2016, the Company acquired Allied Specialty Foods, Inc., a producer of fully cooked and raw beef and chicken Philly steak products.

33. On March 9, 2016, the Company issued a press release announcing its fourth quarter and full year 2016 financial results. Net sales for the fourth quarter were $409.4 million, compared to $386.1 million in the fourth quarter of 2015. Gross profit for the quarter increased to $116.5 million, compared to $95.7 million in the fourth quarter of 2015. For the quarter, GAAP net income was $33.1 million, compared to $11.7 million in the fourth quarter of 2015. Adjusted EBITDA also increased to $81.2 million, compared to $68.9 million in the fourth quarter of 2015.

For the full year 2016, net income was $136 million and adjusted EBITDA was $300 million.

Commenting on the impressive financial results, defendant Simons stated:

Our fourth quarter results were highlighted by profitable growth in each of our three core segments, strong cash flow generation, and the completion of another strategic business acquisition. . . . In 2016 we delivered on our commitments to achieve solid organic growth, increase earnings, and deploy cash flow to reward our shareholders with an attractive dividend.

Defendant Sliva also commented on the financial results, adding:

We plan to continue to invest in highly accretive acquisitions and reduce leverage. . . . Our growth trajectory sets us apart from the broader food industry and we are well positioned to continue our momentum driven by execution of our continuous improvement process, ‘the APF Way’, in 2017 and beyond.

34. On May 10, 2017, AdvancePierre announced its continued strong financial results for the first quarter of 2017. For the quarter, net sales were $402.7 million, compared to $394.5 million in the first quarter of 2016. Gross profit was $107.5 million, compared to $100.2 million in the first quarter of 2016. The Company’s reported GAAP net income was $28.2 million, compared to $16.6 million in the first quarter of 2016. Additionally, adjusted EBITDA increased 10.2% to $75.8 million in the first quarter of 2017, from $68.8 million in the first quarter of 2016.

The Process Leading Up to the Proposed Transaction

35. The Proposed Transaction is the result of a truncated single-bidder process designed to benefit AdvancePierre’s management and largest stockholder, the Oaktree Holders. Despite having garnered interest from over thirty parties in an outreach AdvancePierre conducted in 2015 prior to its IPO, the Board failed to conduct even a limited market check before agreeing to the Proposed Transaction.

36. In early 2015, AdvancePierre retained a financial advisor to assist with a review of potential strategic alternatives. Following the financial advisor’s outreach to 67 potential counterparties, 34 counterparties entered into non-disclosure agreements with the Company, seven submitted written initial indications of interest and five met with Company management. AdvancePierre also entered into discussions with an additional potential counterparty (“Party A”) regarding a potential minority investment in the Company, but the Board determined not to pursue further discussions with Party A. The Recommendation Statement fails to disclose whether Party A entered into a non-disclosure agreement with AdvancePierre that operates to preclude Party A from submitting a competing bid for the Company.

37. As previously set forth, on July 20, 2016, AdvancePierre completed its IPO and in connection therewith entered into the TRA with its pre-IPO stockholders, pursuant to which the Company is required to make payments to such stockholders in respect of tax savings of the Company resulting from the use of net operating losses, tax basis and certain other tax attributes attributable to periods prior to the IPO. If the Company undergoes a change of control, the TRA terminates and the Company is required to make a lump sum payment to such pre-IPO stockholders in an amount determined in accordance with the TRA.

38. On April 4, 2017, Tyson contacted defendant Wilson, a principal of Oaktree, to indicate its interest in potentially acquiring the Company.

39. On April 7, 2017, Tyson contacted Oaktree to indicate Tyson’s interest in a potential acquisition of AdvancePierre for between $36.00 and $38.00 per share in cash, and that Tyson assumed the TRA Settlement Amount was approximately $200 million. Defendant Wilson conveyed Tyson’s interest to the Board, and although the Board deemed Tyson’s indication of interest insufficient, it determined to continue discussions with Tyson instead of conducting a formal sale process or contacting any of the previously interested parties that submitted indications of interest in 2015.

40. On April 9, 2017, Tyson informed defendant Hollis, a senior advisor for Oaktree, that Tyson had increased the top end of its proposal range to $39.00 per share in cash and mandated a site visit to the Company’s manufacturing facilities before even considering a further increase.

41. The next day, the Board formed a transactions committee comprised of defendants Perlin, Clark and Hollis to work with AdvancePierre’s legal and financial advisors to engage in discussions with Tyson regarding a potential transaction (the “Transactions Committee”). The Recommendation Statement alleges that the Transactions Committee is “comprised entirely of independent directors,” despite defendant Hollis’ role as a senior advisor at Oaktree.

42. With the Merger Consideration nearly final, on April 14, 2017, Company management presented its financial projections and forecasts for the Company to the Transactions Committee (the “Management Plan”). After the Transactions Committee incorporated its own comments, the nature of which the Recommendation Statement fails to disclose, Company management provided the Management Plan to Credit Suisse and Moelis for use in their financial analyses of AdvancePierre.

43. On April 20, 2017, Tyson verbally relayed a revised best and final of $40.25 per share in cash, which the Board ultimately accepted. Noting “that other third parties that were believed to have both the strategic and financial capacity to explore an acquisition of the Company (“Potential Acquirors”) might not pursue a transaction with the Company at that time,” the Board accepted Tyson’s offer. Emphasis added. The Recommendation Statement fails to provide any specific reasons surrounding the Board and management’s conclusions that Potential Acquirors might not pursue a transaction with the Company at that time.

44. Over the next few days, the parties and their advisors finalized the terms of the Merger Agreement. On April 24, 2017, Moelis and Credit Suisse delivered their fairness opinions and the Board approved the Merger Agreement. The next day, the parties executed the Merger Agreement and the Oaktree Holders executed the tender and support agreement.

The Proposed Transaction

45. On April 25, 2017, AdvancePierre and Tyson issued a joint press release announcing the Proposed Transaction. The press release stated, in relevant part:

SPRINGDALE, Ark. and CINCINNATI, April 25, 2017 — Tyson Foods, Inc. (NYSE:TSN) (“Tyson”) and AdvancePierre Foods Holdings, Inc. (NYSE:APFH) (“AdvancePierre”) today announced that they have entered into a definitive merger agreement pursuant to which a subsidiary of Tyson will launch a tender offer to acquire all of AdvancePierre’s outstanding common shares for $40.25 per share in cash. This strategically compelling transaction provides a unique opportunity to create value by joining highly complementary market-leading portfolios.

The total enterprise value of the transaction, which has been approved by the Boards of Directors of both companies, is approximately $4.2 billion, including $3.2 billion in equity value and $1.1 billion in assumption of AdvancePierre debt. The offer price represents a 31.8 percent premium to AdvancePierre’s closing price on April 5, 2017, the most recent unaffected trading day, and a 41.6 percent premium to the company’s 60-day volume-  weighted average trading price ending on April 5, 2017.

Funds affiliated with Oaktree Capital Management, L.P. (“Oaktree”), which own approximately 42 percent of the outstanding shares of AdvancePierre common stock, have entered into a tender and support agreement pursuant to which those funds have agreed to tender their AdvancePierre shares pursuant to the tender offer.

Tyson President and CEO Tom Hayes said, “We are very pleased to announce this combination with AdvancePierre. The AdvancePierre leadership team has created significant value through the implementation of a new business management model, focus on quality and service and attention to the growth opportunities in convenience foods. The addition of AdvancePierre aligns with our strategic intent to sustainably feed the world with the fastest growing portfolio of protein packed brands. . . . We are always prudently evaluating opportunities to leverage our strengths to drive future growth, whether by divesting non-core, non-protein focused assets – as announced yesterday – or by acquiring companies like AdvancePierre that enhance our capabilities in growing categories.

Insiders’ Interests in the Proposed Transaction

46. Tyson, AdvancePierre insiders, and the Oaktree Holders are the primary beneficiaries of the Proposed Transaction, not the Company’s public stockholders. The Board and the Company’s executive officers are conflicted because they will have secured unique benefits for themselves from the Proposed Transaction not available to Plaintiff and the public stockholders of AdvancePierre.

47. Company insiders stand to reap a substantial financial windfall for securing the deal with Tyson. Upon tendering his shares, defendant Simons alone will receive over $59.7 million in the Tender Offer. The following table sets forth the cash payments certain named executive officers and directors stand to receive from their outstanding shares of Company common stock:

Name	Number of Shares Owned(1)	Cash Consideration Payable in Respect of Shares
Named Executive Officers
John N. Simons, Jr.(2)	1,483,757	$59,721,219
Christopher D. Sliva	12,671	$510,008
Michael B. Sims	440,118	$17,714,750
George F. Chappelle, Jr.	284,567	$11,453,822
James L. Clough	420,702	$16,933,256

Other Executive Officers
Stephen D. Booker	19,813	$797,473
Linn S. Harson	—	$—
Bernie Panchot	35,438	$1,426,380
Tony Schroder	165,177	$6,648,374
John W. Theis III	29,916	$1,204,119
David Tipton	14,640	$589,260

Non-Employee Directors
Celeste A. Clark, Ph.D.	8,211	$330,493
Peter C. Dillingham	—	$—
Dean Hollis	452,495	$18,212,924
Stephen A. Kaplan	—	$—
Gary L. Perlin	4,932	$198,513
Matthew C. Wilson	—	$—

(1)

Does not include Company Stock Options (as defined below), Company RSUs (as defined below) or Company Restricted Shares (as defined below), each of which is separately disclosed following this table and no amount of which held by an individual above will vest pursuant to its terms between May 1, 2017, the date for purposes of the table above, and July 1, 2017, the date for purposes of the tables below.

(2)

Mr. Simons resigned from his employment effective March 31, 2017 and is scheduled to retire from the Company Board effective as of its annual meeting of stockholders scheduled for May 17, 2017, as further discussed in the section titled “Employment Agreements” below.

48. Moreover, pursuant to the Merger Agreement, each outstanding Company option, restricted stock unit, and restricted share will be converted into the right to receive cash payments. The following table summarizes the cash payments the executive officers and directors stand to receive in connection with their vested and unvested options:

Name	Estimated Cash Value of Company Stock Options	Estimated Cash Value of Company RSUs	Estimated Cash Value of Company Restricted Shares	Total Estimated Equity-Award Related Cash Payment

Named Executive Officers
John N. Simons, Jr.	$2,701,856	$—	$—	$2,701,856
Christopher D. Sliva	$—	$7,846,013	$—	$7,846,013
Michael B. Sims	$540,365	$3,636,346	$—	$4,176,711
George F. Chappelle, Jr.	$540,365	$3,636,346	$992,404	$5,169,115
James L. Clough	$540,365	$3,636,346	$—	$4,176,711

Other Executive Officers
Stephen D. Booker	$378,254	$1,917,792	$5,954,545	$8,250,591
Linn S. Harson	$135,088	$909,127	$—	$1,044,215
Bernie Panchot(1)	$—	$—	$164,743	$657,916
Tony Schroder	$378,254	$1,917,792	$—	$2,296,046
John W. Theis III	$225,156	$992,122	$—	$1,217,278
David Tipton	$252,179	$1,016,997	$1,767,780	$3,036,956
Non-Employee Directors
Celeste A. Clark, Ph.D.	$—	$199,157	$595,459	$794,616
Peter C. Dillingham	$—	$199,157	$—	$199,157
Dean Hollis	$—	$199,157	$—	$199,157
Stephen A. Kaplan	$—	$—		$—
Gary L. Perlin	$—	$199,157	$595,459	$794,616
Matthew C. Wilson	$—	$—	$—	$—

49. Further, if they are terminated in connection with the Proposed Transaction, AdvancePierre’s named executive officers are set to receive substantial cash payments in the form of golden parachute compensation, as set forth in the following table:

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)(3)	Perquisites / Benefits ($)(4)	Tax Reimbursements ($)(5)			Total ($)
John N. Simons, Jr.	$—	$—	$—	$—		$—			$—
Christopher D. Sliva	$5,198,904	$7,846,013	$—	$31,001	$	[●	]	$	[●	]
Michael B. Sims	$1,619,486	$4,176,711	$—	$23,134	$	[●	]	$	[●	]
George F. Chappelle, Jr.	$1,119,736	$5,169,115	$—	$22,334	$	[●	]	$	[●	]
James L. Clough	$1,077,924	$4,176,711	$—	$22,315	$	[●	]	$	[●	]

The Recommendation Statement Contains Material Misstatements or Omissions

50. The defendants filed a materially incomplete and misleading Recommendation Statement with the SEC and disseminated it to AdvancePierre’s stockholders.     The Recommendation Statement misrepresents or omits material information that is necessary for the Company’s stockholders to make an informed decision whether to tender their shares in connection with the Tender Offer.

51. Specifically, as set forth below, the Recommendation Statement fails to provide Company stockholders with material information or provides them with materially misleading information concerning: (i) AdvancePierre’s financial projections, relied upon by AdvancePierre’s financial advisors, Credit Suisse and Moelis; (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinions provided by Credit Suisse and Moelis; and (iii) the background process leading to the Proposed Transaction. Accordingly, AdvancePierre stockholders are being asked to make a decision whether to tender their shares in connection with the Tender Offer without all material information at their disposal.

Material Omissions Concerning AdvancePierre’s Financial Projections

52. The Recommendation Statement fails to disclose material information relating to the Company’s financial projections provided by AdvancePierre’s management and relied upon by Credit Suisse and Moelis for their analyses.

53. For example, the Recommendation Statement sets forth:

Unlevered, after-tax free cash flows utilized by the Company’s financial advisors per the Company’s management was calculated based on the Company Forecasts described above as Adjusted EBITDA less stock-based compensation expense, cash taxes (after taking into account tax attributes of the Company, including use of net operating loss carryovers), capital expenditures, acquisitions (in the case of the Acquisition Case), increases in net working capital and payments to pre-IPO stockholders of the Company pursuant to the income tax receivable agreement.

The Recommendation Statement, however, fails to disclose the Company’s unlevered, after-tax free cash flows for each of the Management Projections – Base Case and Management Projections – Acquisition Case and further fails to disclose the line items utilized to calculate the Company’s unlevered, after-tax free cash flows, including (i) stock-based compensation expense, (ii) cash taxes (after taking into account tax attributes of the Company, including use of net operating loss carryovers), (iii) capital expenditures, (iv) acquisitions (in the case of the Acquisition Case), (v) increases in net working capital, and (vi) payments to pre-IPO stockholders of the Company pursuant to the TRA.

54. In addition, the Recommendation Statement discloses in both its Management Projections – Base Case and Management Projections – Acquisition Case, non-GAAP metrics including Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share, but fails to provide line item projections for the metrics used to calculate these non-GAAP measures or otherwise reconcile the non-GAAP projections to GAAP. The omission of the aforementioned line item projections renders the non-GAAP projections included in the Recommendation Statement materially misleading and incomplete.

55. Additionally, the Recommendation Statement sets forth that:

For the purpose of the financial analyses summarized below, unless otherwise noted below, Moelis utilized financial data of the Company based on financial forecasts and other information and data provided by the Company’s management team that included projected acquisitions to be undertaken by the Company. Moelis inquired as to which of the two sets of management forecasts Moelis should use for purposes of its financial analyses, and the Company Board directed Moelis to use the Acquisition Case for such purposes and that such Acquisition Case represented the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

The Recommendation Statement must clearly state in the section entitled “Certain Financial Projections” that the “Acquisition Case represented the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.”

56. The omission of this information renders the following statements in the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act:

(a) from	pages 31-34 of the Recommendation Statement:

Certain Financial Projections

The Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results, other than estimated ranges of select financial data ( e.g. , Net Sales, Adjusted EBITDA and Adjusted Diluted Net Income) for its current fiscal year, given the inherent unpredictability of the underlying assumptions, estimates and projections. However, the Company’s management from time to time prepares internal financial forecasts regarding its future operations for subsequent fiscal years.

In April 2017, the Company’s management prepared financial projections for the fiscal years 2017 through 2021 for the Company Board based upon the Company’s year-to-date performance through its fiscal quarter ended April 1, 2017, that included two forecast cases (the “Company Forecasts” ) that are subject to certain assumptions, risks and limitations summarized below. The Company Forecasts were provided to Parent after execution of the Merger Agreement.

The first forecast case (the “Base Case”) represented management’s judgment as to the results that could be achieved taking into account management’s assumptions as to its ability to grow the business, expand operating margins through cost productivity, invest capital to maintain and improve its operating facilities, fund obligations under certain long-term tax receivable agreements, continue to pay dividends to stockholders, and deploy excess cash to reduce net leverage. The Base Case did not assume that the Company would complete any future business acquisitions.

The second forecast of an acquisition case (the “Acquisition Case”) represented management’s judgment as to the results that could be achieved taking into account management’s assumptions as to its ability to supplement the results in the Base Case with execution of an ongoing business acquisition program reflecting (a) use of some excess cash that had been otherwise deployed toward reduction of leverage in the Base Case, (b) completion of a significant specific identified transaction during fiscal 2017 and (c) other future acquisitions with transaction sizes and returns similar to the Company’s historical performance.

The Company Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, and do not comply with U.S. generally accepted accounting principles (“GAAP”). In addition, the Company Forecasts were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The summary of the Company Forecasts is being included in this Schedule 14D-9 not to influence any stockholder’s decision whether to tender his, her or its Shares in the Offer, but because these Company Forecasts were made available to the Company Board in connection with its evaluation of the transactions contemplated by the Merger Agreement. The Company Forecasts also were provided to Credit Suisse and Moelis for their use and reliance in connection with their separate financial analyses and opinions as more fully described under the sections entitled “ —Opinions of the Company’s Financial Advisors—Opinion of Credit Suisse Securities (USA) LLC ” and “ —Opinions of the Company’s Financial Advisors— Opinion of Moelis & Company LLC .” The Company Forecasts may differ from publicized analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Offer and the Merger.

The Company Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management. Important factors that may affect actual results and result in such Company Forecasts not being achieved include, but are not limited to: failure to consummate the Merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the Company’s business, including the risks and uncertainties detailed in the Company’s public periodic filings with the SEC, and the other factors listed under Item 8 under the heading “Cautionary Note Regarding Forward-Looking Statements.” In addition, the Company Forecasts may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. The assumptions upon which the Company Forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond the Company’s control. In particular, the Company’s acquisition case forecast assumes the availability of appropriate acquisition targets at prices and other terms acceptable to the Company, which cannot be assured. The Company Forecasts also reflect assumptions as to certain business decisions that are subject to change.

Accordingly, there can be no assurance that the Company Forecasts will be realized, and actual results may vary materially from those shown. The inclusion of the Company Forecasts in this Schedule 14D-9 should not be regarded as an indication that the Company or any of its affiliates of any of their respective, officers, directors, advisors or other representatives considered or now considers the Company Forecasts necessarily predictive of actual future events, and the Company Forecasts should not be relied upon as such. None of the Company or its affiliates or any of their respective, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from these Company Forecasts, and the Company undertakes no obligation to update or otherwise revise or reconcile the Company Forecasts to reflect circumstances existing after the date such Company Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Company Forecasts are not realized. Neither the Company, nor, to the knowledge of the Company, Parent or Merger Sub intends to make publicly available any update or other revisions to these Company Forecasts. None of the Company or its affiliates or any of their respective, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the Company Forecasts or that forecasted results will be achieved. The Company has made no representation to Parent, in the Merger Agreement or otherwise, concerning these Company Forecasts.

The estimates of Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share included in the Company Forecasts were calculated using GAAP and other measures which are derived from GAAP, but such estimates constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Management Projections—Base Case

($MM, except per share amounts)

	Fiscal Year
	2016A	2017E	2018E	2019E	2020E	2021E
Net Sales	$1,568	$1,660	$1,708	$1,708	$1,791	$1,810
Adjusted EBITDA(1)	300	321	336	338	368	377
Operating Income	183	234	250	260	292	301
Adjusted Net Income(2)	124	108	115	120	139	145
Adjusted Diluted Net Income Per Share(3)	1.75	1.37	1.46	1.50	1.73	1.80
Net Debt	991	891	846	754	652	554

(1)	Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization, as well as certain non-cash and other adjustment items.

(2)

Adjusted Net Income represents net income before, as applicable, the release of deferred tax asset valuation allowances, debt refinancing charges, impairment charges, restructuring expenses, sponsor fees and expenses, merger and acquisition expenses, public filing expenses and other adjustment items.

(3)	Adjusted Diluted Net Income Per Share represents the diluted per share value of Adjusted Net Income.

Management Projections—Acquisition Case

($MM, except per share amounts)

	Fiscal Year
	2016A	2017E	2018E	2019E	2020E	2021E
Net Sales	$1,568	$1,796	$2,006	$2,090	$2,256	$2,358
Adjusted EBITDA(1)	300	357	402	418	461	483
Operating Income	183	265	312	334	381	403
Adjusted Net Income(2)	124	126	150	162	191	204
Adjusted Diluted Net Income Per Share(3)	1.75	1.60	1.90	2.03	2.36	2.54
Net Debt	991	1,201	1,219	1,185	1,136	1,089

(1)	Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization, as well as certain non-cash and other adjustment items.
(2)

Adjusted Net Income represents net income before, as applicable, the release of deferred tax asset valuation allowances, debt refinancing charges, impairment charges, restructuring expenses, sponsor fees and expenses, merger and acquisition expenses, public filing expenses and other adjustment items.

(3)	Adjusted Diluted Net Income Per Share represents the diluted per share value of Adjusted Net Income.

Unlevered, after-tax free cash flows utilized by the Company’s financial advisors per the Company’s management was calculated based on the Company Forecasts described above as Adjusted EBITDA less stock-based compensation expense, cash taxes (after taking into account tax attributes of the Company, including use of net operating loss carryovers), capital expenditures, acquisitions (in the case of the Acquisition Case), increases in net working capital and payments to pre-IPO stockholders of the Company pursuant to the income tax receivable agreement

Material Omissions Concerning Credit Suisse’s Financial Analyses

57. The Recommendation Statement describes Credit Suisse’s fairness opinion and the various valuation analyses it performed in support of its opinion. However, the description of

Credit Suisse’s fairness opinion and analyses fails to include key inputs and assumptions underlying these analyses. Without this information, as described below, Credit Suisse’s public stockholders are unable to fully understand these analyses and, thus, are unable to determine what weight, if any, to place on Credit Suisse’s fairness opinion in determining whether to tender their shares in favor of the Proposed Transaction. This omitted information, if disclosed, would significantly alter the total mix of information available to AdvancePierre’s stockholders.

58. For example, with respect to Credit Suisse’s Selected Public Companies Analysis, the Recommendation Statement fails to disclose: (a) the calendar year 2017 and calendar year 2018 estimated Adjusted EBITDA multiples observed for each of the selected public companies; and (b) whether Credit Suisse also derived an implied per share equity value reference range for the Company utilizing the Acquisition Case.

59. With respect to Credit Suisse’s Selected Precedent Transactions Analysis, the Recommendation Statement fails to disclose: (a) the last twelve months Adjusted EBITDA multiples observed for each of the selected transactions; and (b) the last twelve months Adjusted EBITDA figure for AdvancePierre used in the analysis.

60. With respect to Credit Suisse’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (a) the inputs used to derive the range of discount rates of 6.0% to 7.0%; (b) the net present value of the Company’s net tax attributes as reflected in information prepared by a third party consultant provided by the Company and taken into account by Credit Suisse in the analysis; and (c) the Company’s 2021 estimated Adjusted EBITDA less stock-based compensation used by Credit Suisse to calculate the terminal values for the Company.

61. The omission of this information renders the following statements in the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act:

(a)	From page 37 of the Recommendation Statement:

Selected Public Companies Analysis

Credit Suisse reviewed certain publicly available financial and stock market information relating to the Company and the following 11 selected companies that Credit Suisse considered generally relevant as publicly traded companies with operations in the branded and private label packaged food and/or protein industries (collectively, the “selected companies”):

•	B&G Foods, Inc.

•	Flowers Foods, Inc.

•	Hormel Foods Corporation

•	J&J Snack Foods Corp.

•	Lamb Weston Holdings, Inc.

•	Lancaster Colony Corporation

•	Maple Leaf Foods, Inc.

•	Pinnacle Foods Inc.

•	Post Holdings, Inc.

•	Treehouse Foods, Inc.

•	Tyson Foods, Inc.

Credit Suisse reviewed, among other information, enterprise values, calculated as fully-diluted equity values based on closing stock prices on April 21, 2017, plus debt and minority interests (as applicable) and less cash and cash equivalents and equity investments (as applicable), as a multiple of calendar year 2017 and calendar year 2018 estimated Adjusted EBITDA less stock-based compensation expense to the extent such information was available to Credit Suisse. Financial data of the selected companies were based on publicly available research analysts’ consensus estimates and public filings before taking into account, as applicable, publicly announced transactions pending as of the date of Credit Suisse’s opinion. Financial data of the Company was based on the Base Case, publicly available research analysts’ consensus estimates and public filings.

The overall low to high calendar year 2017 and calendar year 2018 estimated Adjusted EBITDA multiples observed for the selected companies were 8.1x to 14.9x (with a mean of 12.0x and a median of 12.3x) and 8.4x to 13.7x (with a mean of 11.3x and a median of 11.5x), respectively. Credit Suisse noted that the calendar year 2017 and calendar year 2018 estimated Adjusted EBITDA multiples observed for the Company based on its closing stock price on April 5, 2017 (the date on which the Company filed a registration statement in connection with a potential secondary equity offering) were 11.7x and 11.2x, respectively, based on publicly available research analysts’ consensus estimates, and 11.3x and 10.8x, respectively, based on the Base Case. Credit Suisse then applied selected ranges of calendar year 2017 and calendar year 2018 estimated Adjusted EBITDA multiples of 10.25x to 12.25x and 10.0x to 11.75x, respectively, derived from the selected companies to corresponding data of the Company based on the Base Case. This analysis indicated the following approximate implied per Share equity value reference range for the Company, as compared to the per Share cash consideration:

Implied Per Share
Equity Value Reference Range	Per Share Cash Consideration
$26.57 – $34.29	$40.25

(b)	from pages 37-38 of the Recommendation Statement:

Selected Precedent Transactions Analysis

Credit Suisse reviewed publicly available financial information relating to the following 13 selected transactions that Credit Suisse considered generally relevant as transactions involving target companies or businesses with operations in the branded and private label packaged food and/or protein industries (collectively, the “selected transactions”):

Announcement Date	Acquiror	Target
April 2017	• Conyers Park Acquisition Corp.	• Atkins Nutritionals Holdings, Inc.
November 2016	• Charoen Pokphand Foods Public Company Limited	• Bellisio Foods, Inc.
July 2016	• Gores Holdings, Inc.	• Hostess Brands, LLC
November 2015	• Pinnacle Foods, Inc.	• Boulder Brands, Inc.
November 2015	• TreeHouse Foods, Inc.	• ConAgra Foods, Inc. (private label operations)
October 2015	• Snyder’s-Lance, Inc.	• Diamond Foods, Inc.
February 2015	• J.M. Smucker Company	• Big Heart Pet Brands
June 2014	• Tyson Foods, Inc.	• The Hillshire Brands Company
April 2014	• Post Holdings, Inc.	• Michael Foods Group, Inc.
May 2013	• WH Group Limited	• Smithfield Foods, Inc.
February 2013	• Berkshire Hathaway/3G Capital	• H.J. Heinz Company
November 2012	• ConAgra Foods, Inc.	• Ralcorp Holdings, Inc.
November 2009	• Pinnacle Foods, Inc.	• Birds Eye Foods, Inc.

Credit Suisse reviewed, among other information, transaction values, based on the consideration paid in the selected transactions, plus debt and minority interests (as applicable) and less cash and cash equivalents and equity investments (as applicable), as a multiple of the target companies’ or business’ latest 12 months Adjusted EBITDA as of the date of announcement of the transaction. Financial data of the selected transactions were based on public filings. Financial data of the Company was based on information relating to the Company provided by the management of the Company and public filings.

The overall low to high latest 12 months Adjusted EBITDA multiples observed for the selected transactions were 8.7x to 16.7x (with a mean of 12.5x and a median of 13.1x). Credit Suisse then applied a selected range of latest 12 months Adjusted EBITDA multiples of 11.0x to 14.0x derived from the selected transactions to the latest 12 months (as of March 31, 2017) Adjusted EBITDA of the Company based on information relating to the Company provided by the management of the Company. This analysis indicated the following approximate implied per Share equity value reference range for the Company, as compared to the per Share cash consideration:

Implied Per Share Equity Value Reference Range	Per Share Cash Consideration
$30.29 – $41.83	$40.25

(c)	from pages 38-39 of the Recommendation Statement:

Discounted Cash Flow Analyses

Credit Suisse performed discounted cash flow analyses of the Company by calculating the estimated present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate during the last three quarters of the fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2021 based both on the Base Case and the Acquisition Case. For purposes of this analysis, stock-based compensation was treated as a cash expense and the net present value of the Company’s net tax attributes as reflected in information prepared by a third party consultant provided by the Company were taken into account. Credit Suisse calculated terminal values for the Company by applying to the Company’s fiscal year 2021 estimated Adjusted EBITDA less stock-based compensation expense a selected range of latest 12 months Adjusted EBITDA multiples of 10.5x to 12.5x based on Credit Suisse’s professional judgment and after taking into account, among other things, observed latest 12 months Adjusted EBITDA multiples of the selected companies. The present values (as of March 31, 2017) of the cash flows and terminal values were then calculated using a selected range of discount rates of 6.0% to 7.0% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied per Share equity value reference ranges for the Company based on the Base Case and the Acquisition Case, respectively, as compared to the per Share cash consideration:

Implied Per Share Equity Value Reference Ranges Based On:
Base Case	Acquisition Case	Per Share Cash Consideration
$31.17 – $39.79	$35.93 – $46.97	$40.25

62. Without such undisclosed information, AdvancePierre stockholders cannot evaluate for themselves whether the financial analyses performed by Credit Suisse were based on reliable inputs and assumptions or whether they were prepared with an eye toward ensuring that a positive fairness opinion could be rendered in connection with the Proposed Transaction. In other words, full disclosure of the omissions identified above is required in order to ensure that stockholders can fully evaluate the extent to which Credit Suisse’s opinion and analyses should factor into their decision whether to tender their shares in support of the Proposed Transaction.

Material Omissions Concerning Moelis’ Financial Analyses

63. The Recommendation Statement describes Moelis’ fairness opinion and the various valuation analyses it performed in support of its opinion. However, the description of Moelis’ fairness opinion and analyses fails to include key inputs and assumptions underlying these analyses. Without this information, as described below, Moelis’ public stockholders are unable to fully understand these analyses and, thus, are unable to determine what weight, if any, to place on Moelis’ fairness opinion in determining whether to tender their shares in favor of the Proposed Transaction. This omitted information, if disclosed, would significantly alter the total mix of information available to AdvancePierre’s stockholders.

64. For example, with respect to Moelis’ Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (a) the inputs used to derive the range of discount rates of 6.5% to 8.5%; and (b) quantification of the cash flows related to tax attributes of the Company and related payments owed under the Company’s income tax receivable agreement.

65. The omission of this information renders the following statements in the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act:

(a)	from page 45 of the Recommendation Statement:

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow (“DCF”) analysis of the Company using financial forecasts and other information and data provided by the Company’s management (which includes the Company’s projected acquisition during the forecast period) to calculate the present value of the estimated future unlevered free cash flows projected to be generated by the Company. In performing the DCF analysis of the Company, Moelis utilized a range of discount rates of 6.5% to 8.5%, based on an estimated weighted average cost of capital (“WACC”) for the Company using the Capital Asset Pricing Model to review the estimated WACC for certain of the selected companies described above under “—Selected Publicly Traded Companies Analysis,” and using a size premium applicable to the Company, to calculate estimated present values as of June 30, 2017 of (i) the Company’s estimated after-tax unlevered free cash flows for July 1, 2017 through December 31, 2021, and (ii) estimated terminal values derived by applying a range of multiples of 10.0x to 12.5x to the Company’s terminal year Adjusted EBITDA. Moelis noted that next twelve months trading multiples for Adjusted EBITDA for the selected publicly traded companies above ranged from approximately 6.0x to 12.0x over the prior ten years. Moelis also noted that there has been an increase in acquisition activity in recent years in the industry. Moelis used the current range of multiples as identified in the selected publicly traded companies analysis above of 10.0x to 12.5x estimated Adjusted EBITDA for calendar year 2017 because such multiple range reflected a premium for the acquisition growth strategies of the selected companies in an active acquisitions period, and, therefore, incorporates the value of the Company’s projected acquisitions. Moelis also noted that the range of implied perpetuity growth rates based on the selected terminal multiples range was 2.8% to 5.5%. The unlevered free cash flow projections utilized in the DCF analysis took into account the cash flows related to tax attributes of the Company and related payments owed under the Company’s income tax receivable agreement and treated stock-based compensation as a cash expense.

This analysis indicated the following implied per share reference range for the Company, as compared to the $40.25 per share consideration:

Implied Per Share Reference Range	Consideration
$34.50 – $49.85	$40.25

66. Without such undisclosed information, AdvancePierre stockholders cannot evaluate for themselves whether the financial analyses performed by Moelis were based on reliable inputs and assumptions or whether they were prepared with an eye toward ensuring that a positive fairness opinion could be rendered in connection with the Proposed Transaction. In other words, full disclosure of the omissions identified above is required in order to ensure that stockholders can fully evaluate the extent to which Moelis’ opinion and analyses should factor into their decision whether to tender their shares in support of the Proposed Transaction.

Material Omissions Concerning the Flawed Process

67. The Recommendation Statement also fails to disclose or misstates material information relating to the background process leading up to the Proposed Transaction, including:

(a) Whether the non-disclosure agreement executed between the Company and Party A contained a standstill provision that is still in effect;

(b) Whether defendant Wilson or Oaktree initiated any discussions with Tyson or its financial advisor, Morgan Stanley, regarding a sale of the Company, prior to Morgan Stanley’s April 4, 2017 outreach to Wilson indicating Tyson’s interest in potentially acquiring the Company;

(c) Information concerning any negotiations related to the TRA Settlement Amount following the April 7, 2017 indication that Tyson assumed the TRA Settlement amount was approximately $200.00 million as well as any final agreed-upon TRA Settlement Amount;

(d) The aggregate amount of the payment the Oaktree Holders stand to receive in connection with the TRA;

(e) Whether the Transactions Committee formed by the Board has a charter and, if so, the specific duties of the Transactions Committee set forth in the charter;

(f) Whether the Board discussed the propriety of placing directors affiliated with Oaktree on the Transactions Committee;

(g) The specific adjustments incorporated into the Management Plan based upon comments made by the Transactions Committee on April 14, 2017, after management presented to the Transactions Committee its long-term financial projections and forecasts for the Company;

(h) The Company’s future prospects as a standalone entity discussed by the Board at its April 18, 2017 meeting;

(i) The specific reasons for the Board’s view on April 20, 2017, after considering input from its management and financial advisors, that “Potential Acquirors” might not pursue a transaction with the Company at that time.

68. Defendants’ failure to provide AdvancePierre stockholders with the foregoing material information renders the statements in the “Background and Reasons for the Company Board’s Recommendation” section of the Recommendation Statement false and/or materially misleading and constitutes a violation of Sections 14(d)(4), 14(e) and 20(a) of the Exchange Act, and SEC Rule 14d-9 promulgated thereunder. The Individual Defendants were aware of their duty to disclose this information and acted negligently (if not deliberately) in failing to include this information in the Recommendation Statement. Absent disclosure of the foregoing material information prior to the expiration of the Offer, Plaintiff and the other members of the Class will be unable to make a fully-informed decision whether to tender their shares in favor of the Proposed Transaction and are thus threatened with irreparable harm warranting the injunctive relief sought herein.

CLAIMS FOR RELIEF

COUNT I

Class Claims Against All Defendants for Violations

of Section 14(d) of the Exchange Act and SEC Rule 14d-9

69. Plaintiff repeats all previous allegations as if set forth in full.

70. Defendants have caused the Recommendation Statement to be issued with the intention of soliciting AdvancePierre stockholders to tender their shares in the Tender Offer.

71. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

72. The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which omission renders the Recommendation Statement false and/or misleading.

73. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

74. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, who will be deprived of their right to make an informed decision whether to tender their shares if such misrepresentations and omissions are not corrected prior to the expiration of the Offer. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that defendants’ actions threaten to inflict.

COUNT II

Class Claims Against All Defendants for Violations of Section 14(e) of the Exchange Act

75. Plaintiff repeats all previous allegations as if set forth in full.

76. Defendants violated Section 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, or engaged in deceptive or manipulative acts or practices, in connection with the Tender Offer.

77. Defendants knew that Plaintiff would rely upon their statements in the Recommendation Statement in determining whether to tender his shares pursuant to the Tender Offer.

78. As a direct and proximate result of these defendants’ unlawful course of conduct in violation of Section 14(e) of the Exchange Act, absent injunctive relief from the Court, Plaintiff has sustained and will continue to sustain irreparable injury by being denied the opportunity to make an informed decision in deciding whether or not to tender his shares.

COUNT III

Class Claims Against the Individual Defendants for

Violation of Section 20(a) of the Exchange Act

79. Plaintiff repeats all previous allegations as if set forth in full.

80. The Individual Defendants acted as controlling persons of AdvancePierre within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers or directors of AdvancePierre and participation in or awareness of the Company’s operations or intimate knowledge of the false statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleading.

81. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement and other statements alleged by Plaintiff to be misleading prior to or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

82. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations as alleged herein, and exercised the same. The Recommendation Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were, thus, directly involved in the making of this document.

83. In addition, as the Recommendation Statement sets forth at length, and as described herein, the Individual Defendants were each involved in negotiating, reviewing, and approving the Proposed Transaction. The Recommendation Statement purports to describe the various issues and information that they reviewed and considered — descriptions which had input from the Individual Defendants.

84. By virtue of the foregoing, the Individual Defendants have violated section 20(a) of the Exchange Act.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor on behalf of AdvancePierre, and against defendants, as follows:

A. Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative and Plaintiff’s counsel as Class counsel;

B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

C. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages to Plaintiff and the Class;

D. Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

E. Granting such other and further relief as this Court may deem just and proper.

DATED: May 12, 2017

/s/ John C. Camillus
John C. Camillus (0077435)
Law Office of John C. Camillus, LLC
P.O. Box 141410
Columbus, Ohio 43214
(614) 558-7254
(614) 559-6731 (Facsimile)
jcamillus@camilluslaw.com

Counsel for Plaintiff

OF COUNSEL:

WEISSLAW LLP
Richard A. Acocelli (pro hac vice forthcoming) Michael A. Rogovin (pro hac vice forthcoming) Kelly C. Keenan (pro hac vice forthcoming)
1500 Broadway, 16th Floor
New York, New York 10036
Tel: (212) 682-3025
Fax: (212) 682-3010 racocelli@weisslawllp.com mrogovin@weisslawllp.com kkeenan@weisslawllp.com

Counsel for Plaintiff

JURY DEMAND

Plaintiff requests a trial by jury.

/s/ John C. Camillus
John C. Camillus

JS 44 (Rev. 08/16)

CIVIL COVER SHEET

I. (a) PLAINTIFFS

Stephen Bushansky

DEFENDANTS

AdvancePierre Foods Holdings, et al.

(c) Attorneys *(Firm Name, Address, and Telephone Number)*

Attorneys *(If Known)*

- ☐ 1 U.S. Government Plaintiff
- ☒ 3 Federal Question *(U.S. Government Not a Party)*
- ☐ 2 U.S. Government Defendant
- ☐ 4 Diversity *(Indicate Citizenship of Parties in Item III)*

III. CITIZENSHIP OF PRINCIPAL PARTIES *(Place an "X" in One Box for Plaintiff and One Box for Defendant)* *(For Diversity Cases Only)*

	PTF	DEF		PTF	DEF
Citizen of This State	☐ 1	☐ 1	Incorporated *or* Principal Place of Business In This State	☐ 4	☐ 4
Citizen of Another State	☐ 2	☐ 2	Incorporated *and* Principal Place of Business In Another State	☐ 5	☐ 5
Citizen or Subject of a Foreign Country	☐ 3	☐ 3	Foreign Nation	☐ 6	☐ 6

Click here for: Nature of Suit Code Descriptions.

TORTS

PERSONAL INJURY
- ☐ 310 Airplane
- ☐ 315 Airplane Product Liability
- ☐ 320 Assault, Libel & Slander
- ☐ 330 Federal Employers' Liability
- ☐ 340 Marine
- ☐ 345 Marine Product Liability
- ☐ 350 Motor Vehicle
- ☐ 355 Motor Vehicle Product Liability
- ☐ 360 Other Personal Injury
- ☐ 362 Personal Injury - Medical Malpractice

PERSONAL INJURY
- ☐ 365 Personal Injury - Product Liability
- ☐ 367 Health Care/ Pharmaceutical Personal Injury Product Liability
- ☐ 368 Asbestos Personal Injury Product Liability

PERSONAL PROPERTY
- ☐ 370 Other Fraud
- ☐ 371 Truth in Lending
- ☐ 380 Other Personal Property Damage
- ☐ 385 Property Damage Product Liability

PRISONER PETITIONS

Other:
- ☐ 540 Mandamus & Other
- ☐ 550 Civil Rights
- ☐ 555 Prison Condition
- ☐ 560 Civil Detainee - Conditions of Confinement

FORFEITURE/PENALTY
- ☐ 625 Drug Related Seizure of Property 21 USC 881
- ☐ 690 Other

IMMIGRATION
- ☐ 462 Naturalization Application
- ☐ 465 Other Immigration Actions

BANKRUPTCY
- ☐ 422 Appeal 28 USC 158
- ☐ 423 Withdrawal 28 USC 157

PROPERTY RIGHTS
- ☐ 820 Copyrights
- ☐ 830 Patent
- ☐ 840 Trademark

SOCIAL SECURITY
- ☐ 861 HIA (1395ff)
- ☐ 862 Black Lung (923)
- ☐ 863 DIWC/DIWW (405(g))
- ☐ 864 SSID Title XVI
- ☐ 865 RSI (405(g))

V. ORIGIN *(Place an "X" in One Box Only)*

- ☒ 1 Original Proceeding
- ☐ 2 Removed from State Court
- ☐ 3 Remanded from Appellate Court
- ☐ 4 Reinstated or Reopened
- ☐ 5 Transferred from Another District *(specify)*
- ☐ 6 Multidistrict Litigation - Transfer
- ☐ 8 Multidistrict Litigation - Direct File

VI. CAUSE OF ACTION

Brief description of cause:
Shareholder dispute

VII. REQUESTED IN COMPLAINT:

DEMAND $

CHECK YES only if demanded in complaint:
JURY DEMAND: ☒ Yes ☐ No

VIII. RELATED CASE(S) IF ANY *(See instructions)*:

JUDGE DOCKET NUMBER

DATE
05/12/2017

SIGNATURE OF ATTORNEY OF RECORD
/s/ John C. Camillus

FOR OFFICE USE ONLY

RECEIPT # AMOUNT APPLYING IFP JUDGE MAG. JUDGE

CIVIL COVER SHEET JS 44 (Rev. 0&’16) The JS 44 civil cover sheet and the information contained herein neither replace nor supplement the filling and service pleadings or other papers as required by law, except as provided by local rules of court This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk. of Court for the purpose of initiating the civil docket sheet. (SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.) I. (a) PLAINTIFFS Stephen Bushansky (b) County of Residence of First Listed Plaintiff N/A (EXCEPT IN U.S. PLAINIFF CASES) (C) Attorneys (Finn Name, Address, and Telephone Number) John C. Camillus, Law Offices of John C. Camillus, PO Box 141410 Columbus, OH 43213 (614)558-7254 jcamillus@camilluslaw.com DEFENDANTS AdvancePierre Foods Holdings, et al. County of Residence of First Listed Defendant (IN U.S. PLAINTIFF CASES ONLY) NOTE: IN LAND CONDEMNATION CASES, USB THE LOCATION OF THE TRACT OF LAND INVOLVED. Attorneys (lf Known) II. BASIS OF JURISDICTION (Place an “X” in One Box Only) 1 U.S. Government 3 Federal Question Plaintiff (U.S. Government Not a Party) 2 U.S. Government 4 Diversity Defendant (Indicate Citizenship of Parties in IIII) III CITIZENSHIP OF PRINCIPAL PARTIES (Place an “X” 111 One Box for Plaintiff (For Diversity Cases Only) and One Box for Defendant) PTF DEF PTF DEF Citizen of This State 1 Incorporated or Principal Place of Business In This State Citizen of Another State Incorporated and Principal Place of Business In Another State Foreign Nation Citizen or Subject of a Foreign Country IV. NATURE OF SUIT (Place an “X” 111 One Box Only) Click here for: Nature of Suit Code Descriptions CONTRACT 110 Insurance 120 Marine 130 Miller Act 140 Negotiable Instrument 150 Recovery of Overpayment& Enforcement of Judgment 151 Medicare Act 152 Recovery of Defaulted Student Loans (Excludes Veterans) 153 Recovery of Overpayment of Veteran’s Benefits 160 Stockholders’ Suits 190 Other Contract 195 Contract Product Liability 196 Franchise TORTS PERSONAL INJURY PERSONAL INJURY 310 Airplane 365 Personal Injury - Product Liability 315 Airplane Product Liability 367 HealthCare/ 320 Assault, Libel & Pharmaceutical Slander Personal Injury 330 Federal Employers’ Product Liability Liability 368 Asbestos Personal 340 Marine Injury Product 345 Marine Product Liability Liability PERSONAL PROPERTY 350 Motor Vehicle 370 Other Fraud 355 Motor Vehicle 371 Truth in Lending Product Liability 380 Other Personal 360 Other Personal Properly Damage Injury 385 Property Damage 362 Personal Injury - Product Liability Personal Injury - 625 Drug Related Seizure of Properly 21 USC 881 690 Other 422 Appcal28 USC 158 423 Withdrawal28 USC 157PROPERTY RIGHTS 820 Copyrights 830 Patent 840 Trademark OTHER STATUTES 375 False Claims Act 376 Qui Tam (31 USC3729(a)) 400 Stale Reappointment 410 Antitrust 430 Banks and Banking 450 Commerce 460 Deportation 470 Racketeer Influenced and Corrupt Organizations 480 Consumer Credit 490 Cable/Sat TV 850 Securities/Commodities/Exchange 890 Other Statutory Actions 891 Agricultural Acts 893 Environment Matters 895 Freedom of Information Act 896 Arbitration 899 Administrative Procedure Act/Review or Appeal of Agency Decision0 950 Constitutionally of State Statutes REAL PROPERTY 210 Land Condemnation 220 Foreclosure 230 Rent Lease & Ejectment 240 Torts to Land 245 Tort Product Liability 290 All Other Real Property CIVIL RIGHTS 440 Other Civil Rights 441 voting 442 Employment 443 Housing/ Accommodations 445 Amer.w/Disabilities-Employment 446 Amer.w/Disabilities-Other 448 Education PRISONER PETITIONS Habeas Corpus: 463 Alien Detainee 510 Motions to Vacate Sentence 530 General 535 Death Penalty Other: 540 Mandamus & Other 550 Civil Rights 555 Pri90 Condition 560 Civil Detainee- Conditions& of Confinement LABOR 710 Fair Labor S1lmdards Act 720 Labor/Management Relations 740 Railway Labor Act 751Family and Medical Leave Act 790 Other Labor Litigation 791 Employee Retirement Income Security Act IMMIGRATION 462 Naturalization Application 465 Other Immigration Actions SOCIAL 861HlA (1395ft) 862 Black Lung (923) 863 DIWC/DIWW (405(g)) 864 SSID Title XVI 865 RSI (405(g)) FEDERAL TAX SUITS 870 Taxes (U.S. Plaintiff of Defendant) 871IRS-Third Party 26 USC 7609 V. ORIGIN (Place an “X” in One Box Only) 1 Original 2 Removed from 3 Remanded from 4 Reinstated or 5 Transferred from 6 Multidistrict 0 8 Multidistrict Proceeding State Court Appellate Court Reopened Another District Litigation - Litigation - (specify) Transfer Direct File VI. CAUSE OF ACTION Cite the U.S. Civil Statute under which you are filing (Do not cite jurisdictional statutes unless diversity)” 15 U.S.C. s 78a et seq. Brief description of cause: Shareholder dispute VII. REQUESTED IN COMPLAINT: “’ CHECK IF THIS IS A CLASS ACTION DEMAND $ CHECK YES only if demanded in complaint: UNDER RULE 23,F.R.Cv.P. CHECK YES only if demanded in complaint: VIIL RELATED CASE(S) JURY DEMAND: Yes No See instructions: IF ANY JUDEGE DOCKET NUMBER DATE SIGNATURE OF ATTORNEY OF RECORD 05/12/2017 FOR OFFICE USE ONLY /s/ John C. Camillus RECEIPT# AMOUNT APPLYING IFP JUDGE MAG. JUDGE

CERTIFICATION PURSUANT TO FEDERAL SECURITIES LAWS

The undersigned certifies as follows:

1. The undersigned has reviewed a draft of the complaint in this matter against AdvancePierre Foods Holdings Inc. (“APFH”) and others and would authorize the filing thereof, if necessary.

2. The undersigned did not purchase the security that is the subject of this action at the direction of counsel or in order to participate in this lawsuit.

3. The undersigned is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. The undersigned has been, at all relevant times stated in the complaint, the holder of 150 shares of APFH common stock.

5. The undersigned has not sought to serve or served as a class representative under the federal securities laws in the last three years, other than as listed below (if any):

In re QR Energy LP Unitholder Litigation, Lead Case No. 4:14-cv-02195 (S.D.T.X.)

6. The undersigned will not accept any payment for serving as a representative party beyond the undersigned’s pro rata share of any recovery, except as ordered or approved by the court, including any award for reasonable costs and expenses (including lost wages) directly relating to the representation of the class.

I hereby certify, under penalty of perjury, that the foregoing is true and correct.

Stephen bushansky (May 11, 2017)
Stephen Bushansky